Free Writing Prospectus
Filed on January 22, 2010 Pursuant to Rule 433
Registration No. 333-160515
333-160515-02
Volkswagen Auto Loan Enhanced Trust 2010-1
* NEW ISSUE* $1.38bn VALET 2010-1
** PRICED ** 100% Pot
JOINT LEADS: RBS (str), DB
Co-Mgrs: BAML,Barc,Citi,JPM,HSBC

Cl	$SZEmm	M/S	WAL	WIN	E.FINAL	L.FINAL	BNCH	SPD	YLD(%)	CPN(%)	PX
A-1	$345.000	P-1/A-1+	0.34	1-8	09/20/10	02/21/11	IntL	-2	0.26050	0.26050	100
A-2	297.000	Aaa/AAA	0.99	8-16	05/20/11	05/21/12	EDSF	+ 17	0.668	0.66	99.99303
A-3	488.000	Aaa/AAA	1.95	16-33	10/20/12	01/20/14	EDSF	+ 22	1.316	1.31	99.99538
A-4	248.800	Aaa/AAA	3.22	33-43	08/20/13	08/20/16	ISWPS	+ 32	2.155	2.14	99.98327
B&D: RBS
EXPECTED SETTLEMENT: January 28, 2010
FIRST PAYMENT: February 22, 2010
Public/144A: PUBLIC
TALF-Eligible: No
ERISA-Eligible: Yes
BLOOMBERG TICKER: VALET 2010-1
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.